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                                                                     EXHIBIT 5.1

              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111


Pennsylvania Avenue, N.W.                                Telephone: 617/542-6000
Washington, D.C. 20004                                   Fax: 617/542-2241
phone: 202/434-7300                                      www.mintz.com
       202/434-7400

                                   April 30, 1999

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Number Nine Visual Technology Corporation (the "Company") of a Registration Statement on Form S-3 on or about April 30, 1999 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of Four Million Two Hundred Fifty Eight Thousand One Hundred Thirty-Seven (4,258,137) shares of the Company's Common Stock, $.01 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are the opinion that the Shares, when sold in accordance with the Registration Statement will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                        /s/ Mintz, Levin, Cohn, Ferris,
                                            Glovsky and Popeo, P.C.
                                        ----------------------------------
                                        MINTZ, LEVIN, COHN, FERRIS,
                                        GLOVSKY AND POPEO, P.C.